Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-182159) of Equity Commonwealth and in the related Prospectus of our reports dated February 19, 2015, with respect to the consolidated financial statements and schedules of Equity Commonwealth, and the effectiveness of internal control over financial reporting of Equity Commonwealth, and of our report dated February 5, 2015, with respect to the consolidated financial statements and schedules of Select Income REIT included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP
Chicago, Illinois

February 19, 2015